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                                                                    Exhibit 10.5


                                                   AMENDED AND RESTATED
[BANK OF AMERICA LOGO]                             BUSINESS LOAN AGREEMENT
BANK OF AMERICA, N.A.


This Agreement dated as of December 30, 2000, is between BANK OF AMERICA, N.A. (the "Bank") and eLOYALTY CORPORATION (the "Borrower").

1.  LINE OF CREDIT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.

         (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Ten Million Dollars ($10,000,000).

         (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

         (c) Each advance will be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

         (d) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and December 30, 2001(the "Expiration Date") unless the Bank has declared the Borrower to be in default and has elected to stop making any additional credit available to the Borrower as permitted by Article 8.

1.3  INTEREST RATE.

         (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is a per annum rate equal to the Bank's Prime Rate.

         (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.4 OPTIONAL INTEREST RATE. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rate listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available: the IBOR Rate plus 0.75 percentage points.

1.5  REPAYMENT TERMS.

         (a) The Borrower will pay interest on January 31, 2001, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

         (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.



1.6  LETTERS OF CREDIT.  This line of credit may be used for financing:
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         (i) standby letters of credit with a maximum maturity not to extend more than one year beyond the Expiration Date.

         (ii) The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Five Million Dollars ($5,000,000) (the "L/C Sublimit").

The Borrower agrees:

         (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

         (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

         (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

         (d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

         (e) to pay any issuance and/or other fees that the Bank notifies the Borrower in advance will be charged for issuing and processing letters of credit for the Borrower.

         (f) to allow the Bank to automatically charge the Borrower's checking account for applicable fees, discounts, and other charges.

2.  OPTIONAL INTEREST RATE

2.1 OPTIONAL RATE. The optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than 90 days, then on the last day of each quarter during the interest period. At the end of any interest period, the interest rate will revert to the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 IBOR RATE. The election of IBOR Rates shall be subject to the following terms and requirements:

         (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The first day of the interest period must be a Banking Day on which the Bank is also open for business in California and dealing in offshore dollars. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

         (b) Each IBOR Rate Portion will be for an amount not less than the following:

                  (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

                  (ii) for interest periods of between 31 and 90 days, One Million Dollars ($1,000,000).

         (c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

         (d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

             IBOR Rate =                         IBOR Base Rate
                                          ---------------------------------
                                             (1.00 - Reserve Percentage)


         Where,

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                  (i) "IBOR Base Rate" means the interest rate at which the
         Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                  (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

         (e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                  (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                  (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

         (f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                  (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore Dollar inter-bank market; or

                  (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

3.  FEES AND EXPENSES

3.1  FEES.

         (a) LOAN FEE. The Borrower agrees to pay a loan fee in the amount of Five Thousand Dollars ($5,000). This fee is due on or before February 15, 2001.

         (b) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.125% per year. The calculation of credit outstanding will include the undrawn amount of letters of credit. This fee is due on March 31, 2001 and on the last day of each quarter thereafter until the Expiration Date.

3.2 EXPENSES. The Borrower agrees to reimburse the Bank upon demand, whether or not any loan is made under this Agreement, for:

         (a) filing, recording and search fees, appraisal fees, title report fees, documentation fees, and other similar fees, costs and expenses reasonably incurred by the Bank.

         (b) any expenses the Bank reasonably incurs in the preparation, negotiation and execution of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

         (c) any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement and any agreement or instrument required by this Agreement.

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4.  DISBURSEMENTS, PAYMENTS AND COSTS

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank will be made in immediately available funds and will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes. Each payment made by the Borrower will be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Chicago time, on the date called for under this Agreement at the Bank's office at 231 South LaSalle Street, Chicago, Illinois 60697. Funds received on any day after such time will be deemed to have been received on the next Banking Day. Whenever any payment to be made under this Agreement is stated to be due on a day which is not a Banking Day, such payment will be made on the next succeeding Banking Day and such extension of time will be included in the computation of any interest.

4.3  TELEPHONE AND FACSIMILE AUTHORIZATION.

         (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

         (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 86667-12596, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

         (c) Upon the Bank's request, the Borrower will provide written confirmation to the Bank of any telephone or facsimile instructions within 2 days. If there is a discrepancy and the Bank has already acted on the instructions, the telephone or facsimile instructions will prevail over the written confirmation.

         (d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or facsimile instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

4.4  DIRECT DEBIT.

         (a) The Borrower agrees that interest and any fees will be deducted automatically on the due date from the Borrower's checking account number 86667-12596, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

         (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a Banking Day, the Bank will debit the account on the first Banking Day following the due date.

         (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.



4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday or a Sunday on which the Bank is open for business in Chicago, Illinois. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

4.6 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

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4.7 DEFAULT RATE. Upon the occurrence (after the expiration of any applicable notice or cure periods) and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.  CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2  GOVERNING DOCUMENTS.  A copy of the Borrower's articles of incorporation.

5.3 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.4 PAYMENT OF FEES. Payment of all accrued and unpaid expenses reasonably incurred by the Bank as required by the paragraph entitled "Expenses".

5.5 GOOD STANDING. Certificates of good standing for the Borrower from its state of formation and from any other state in which it is qualified to conduct its business.

5.6  OTHER ITEMS.  Any other items that the Bank reasonably requires.

6.  REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's corporate powers, have been duly authorized, and do not conflict with its certificate of incorporation or by-laws, as amended.

6.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 GOOD STANDING. The Borrower is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for jurisdictions in which failure to so qualify or to be in good standing would not have a material adverse effect on the Borrower's financial condition or its ability to repay any amounts due under this Agreement.

6.5 NO CONFLICTS. This Agreement does not conflict with any law applicable to the Borrower or conflict with any material agreement or obligation by which the Borrower is bound.

6.6 FINANCIAL INFORMATION. Each of the historical financial statements supplied to the Bank, including the Borrower's unaudited quarterly financial statements dated as of September 30, 2000, fairly presents in all material respects the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of the Borrower and its subsidiaries as of the date and for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and other normal year-end audit adjustments), in each case in conformity with U.S. generally accepted accounting principals ("GAAP") consistently applied during the periods involved, except as otherwise indicated in the notes thereto, and are:

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         (a) in compliance in all material respects with any government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

6.7 LAWSUITS. There is no lawsuit, claim, action or proceeding pending or, to the knowledge of the executive officers of the Borrower, threatened against the Borrower, which would be reasonably likely to result in a material adverse effect on Borrower's financial condition or its ability to repay the loan, except as disclosed in writing to the Bank.

6.8 PERMITS, FRANCHISES. The Borrower possesses all permits, franchises, and licenses and all trademark rights, trade name rights, patent rights and fictitious name rights reasonably necessary to continue to conduct its business as heretofore conducted.

6.9 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or in any material respect on any other material lease, commitment, contract, instrument or obligation.

6.10 INCOME TAXES. The Borrower has filed all tax returns required to be filed and has paid, or made adequate provisions for the payment of, all taxes due and payable as shown thereon pursuant to such returns and pursuant to any assessments made against it or any of its property. No tax liens have been filed (other than any liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings) and no material claims are being asserted with respect to any such taxes. The reserves on the books of the Borrower in respect of taxes is adequate. The Borrower is not aware of any proposed assessment or adjustment for additional taxes (or any basis for any such assessment) which would be material to the Borrower.

6.11 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement, except for those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank.

6.12 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.


6.13  ERISA PLANS.

         (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan, other than the Borrower's 401(k) plan being updated, has received a favorable determination letter from the IRS and, to the knowledge of the executive officers of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

         (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

         (c)  With respect to any Plan subject to Title IV of ERISA:

                  (i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

                  (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

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                  (iii) No termination proceeding has been commenced with
         respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

         (d) The following terms have the meanings indicated for purposes of this Agreement:

                  (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                  (iv)  "PBGC" means the Pension Benefit Guaranty Corporation.

                  (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.14 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of the Borrower's computer applications and made inquiry of the Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to be able to properly perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, the Borrower does not believe the year 2000 problem will result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

7.  COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for general corporate purposes and issuing letters of credit (up to the L/C Sublimit).

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

         (a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a "big 5" public accounting firm or otherwise by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

         (b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared and unaudited. The statements shall be prepared on a consolidated basis.

         (c) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3 TANGIBLE NET WORTH. To maintain on a consolidated basis Tangible Net Worth (as defined below) equal to at least Seventy Million Dollars ($70,000,000).

         "Tangible Net Worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and

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expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from Affiliates, officers, directors, employees, or shareholders, of the Borrower, except for monies due from employees in respect of short-term travel or similar advances in the normal course of the Borrower's business) plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

         "Affiliates" means any person or entity directly or indirectly controlling, controlled by or under the common control of the Borrower. A person or entity shall be deemed to control another person or entity if the controlling person or entity is the beneficial owner of greater than fifty one percent (51%) or more of any class of voting securities (or other voting interests) of the controlled person or entity or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person or entity, whether through ownership of capital stock, or any other equity interest, by contract or otherwise.

7.4 OTHER DEBTS. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit:

         (a) trade credit incurred to acquire goods, supplies, services (including, without limitation, compensation owed to employees and subcontractors for services rendered to Borrower) and merchandise incurred in the ordinary course of the Borrower's business and on terms customary for businesses comparable to those of the Borrower;

         (b) lease payment obligations which the Borrower is permitted to incur under this Agreement;

         (c) intercompany indebtedness among entities constituting part of the Borrower's consolidated group, provided that indebtedness owed by the Borrower to any subsidiaries or other such entities cannot to exceed $1,000,000 in the aggregate;

         (d) deferred taxes;

         (e) unfunded employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

         (f) endorsements of negotiable instruments received in the ordinary course of business;

         (g) warranty, indemnification or other liabilities or claims relating to services performed or software or other materials provided by the Borrower and arising out of the ordinary course of the Borrower's business; and



         (h) other liabilities in addition to (a) through (g) above reflected or provided for in the consolidated balance sheet of the Borrower as of September 30, 2000, and liabilities incurred since that date not to exceed in the aggregate $1,000,000.

7.5 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

         (a) Mortgages, deeds of trust and security agreements, if any, in favor of the Bank.

         (b) Liens for taxes or other governmental assessments, charges or levies either not yet due or payable or being contested in good faith by appropriate proceedings or for which nonpayment thereof is otherwise permitted by this Agreement.

         (c) Workers', mechanics', suppliers', carriers', warehousemen's, or other similar liens arising in the ordinary course of business and securing obligations not yet due and payable.

         (d) Pledges or deposits: securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation or other public or statutory obligations of

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the Borrower; securing bids, tenders, contracts (other than ones for the payment of money) or leases (to which the Borrower is lessee) made in the ordinary course of business; or securing or in lieu of surety, appeal or customs bonds in proceedings to which the Borrower is a party, not to exceed in the aggregate $1,000,000.

         (e) Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate proceedings, not to exceed in the aggregate $500,000.

         (f) Zoning restrictions, easements, licenses, restrictions on the use of real property or irregularities in the title which do not materially impair the use of such property in the operation of the Borrower's business.

         (g) Other liens arising in connection with obligations or transactions not prohibited by this Agreement and incurred by the Borrower in the ordinary course of its business and that do not exceed in the aggregate $500,000.

7.6 LEASES. Not to permit the aggregate payments due in any fiscal year under all leases (including capital and operating leases for real or personal property) to exceed Fifteen Million Dollars ($15,000,000).

7.7 LOANS AND INVESTMENTS. Not to make any extensions of credit, or make any investments in, or make any capital contributions or other transfers of assets to, any individual or entity, except the following:

         (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale, license or lease of goods or services in the ordinary course of business.

         (b)  investments in any of the following:

                  (i) U.S. treasury bills and other obligations of the federal government;

                  (ii) stock of its subsidiaries;

                  (iii) intercompany indebtedness permitted by Section 7.4 (c).

         (c) investments in venture capital funds, with others, created to invest in companies in loyalty technology.

         (d) intercompany transfers solely between or among Borrower and any other entities constituting part of Borrower's consolidated group associated with the restructuring of the Borrower's European subsidiaries to be completed so long as no transfers of such assets are distributed to third parties. (e) intercompany transfers incurred in the normal course of business.

         (f)   other transfers of assets not prohibited by Section 7.17.

7.8 NOTICES TO BANK. To notify the Bank in writing, promptly after learning thereof, of:

         (a) any lawsuit over Ten Million Dollars ($10,000,000) against the Borrower.

         (b) any substantial dispute between the Borrower and any government authority.

         (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute such an event of default.

         (d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

         (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

         (f) (i) other than liabilities permitted under Sections 7.4(a)-(g) & 7.4(i), and (ii) other than unasserted contingent liabilities permitted under
Section 7.4(h), any contingent liabilities of the Borrower, which contingent liabilities are known to or reasonably foreseeable by the Borrower's executive officers, in either case where such liabilities are reasonably estimable and in excess of Five Million Dollars ($5,000,000) in the aggregate, provided further that asserted claims or damages relating to contingent liabilities permitted under Section 7.4(h) shall be included only to the extent they exceed $5,000,000 in the aggregate.

         (g) any filing by Borrower with the Securities and Exchange Commission of a Form 8-K.


7.9  BOOKS AND RECORDS.  To maintain adequate books and records.

7.10 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.11 COMPLIANCE WITH LAWS. To comply in all material respects with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.12 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.13 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements reasonably required to keep the Borrower's properties in use in its business in good working condition, normal wear and tear excepted.

7.14 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, if any, in any assets of the Borrower and reimburse it for related costs it reasonably incurs to protect any such security interests and liens.

7.15 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.16  INSURANCE.

         (a) GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

         (b) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.



7.17 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

         (a) engage in any business activities substantially different from the Borrower's present business.

         (b)  liquidate or dissolve the Borrower's business.

         (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, except for any such arrangements or affiliations the Borrower may enter into to invest in companies in loyalty technology as permitted under Section 7.7 (c) hereunder.

         (d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, except for sales or licenses of inventory in the ordinary course of business and sales or other dispositions of obsolete or surplus assets.

         (e) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

         (f)  acquire or purchase a business or its assets.

         (g) voluntarily suspend its business for more than 7 days in any 30 day period.

7.18 BANK AS PRINCIPAL DEPOSITORY. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts, provided, however, that neither the foregoing nor any other terms of this Agreement shall prevent the Borrower from maintaining accounts with other banks or financial institutions as long as the Bank remains its principal depository bank and the applicable terms of
Section 7.20 hereof are satisfied.

7.19 ERISA PLANS. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

         (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

         (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under
Section 4041 of ERISA.

         (c) The commencement of any proceeding with respect to a Plan under
Section 4042 of ERISA.

7.20 UNENCUMBERED LIQUID ASSETS. Borrower shall hold Unencumbered Liquid Assets having an aggregate market value of not less than (a) 150 percent of Borrower's total committed facility, (b) 125 percent of Borrower's total committed facility if all Unencumbered Liquid Assets required for purposes of this covenant are maintained with the Bank, or (c) 100 percent of Borrower's total committed facility if all Unencumbered Liquid Assets required for purposes of this covenant are maintained with the Bank and consist of cash, money market accounts or Bank of America Short Term Asset Management accounts. For the purposes of this Agreement, "Unencumbered Liquid Assets" shall mean the following assets owned by Borrower (excluding assets of any retirement plan established pursuant to the provisions of Sections 401(a) and 501(a) of the Internal Revenue Code, any individual retirement account or annuity, simplified employee pension plan or SIMPLE plan established pursuant to the provisions of Section 408 the Internal Revenue Code, or any other retirement plan or arrangement established pursuant to any other federal or state statute) which (i) are not the subject of any lien, mortgage, encumbrance, security interest, pledge, conditional sale, set-off right, title retention arrangement, or any other arrangement with any creditor (other than any set-off or similar rights afforded to the Bank or any other financial institution with whom such assets are maintained so long as Borrower has no funded indebtedness with such financial institution) to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower, and (ii) may be converted to cash by sale or other means within five (5) business days:

         (a)   Cash;

         (b) Demand deposits or interest-bearing time and eurodollar deposits, certificates of deposit or similar banking arrangements held in the United States where either (i) such deposits or other arrangements are held with banks or other financial institutions which have capital and surplus of not less than $100,000,000 or (ii) such deposits are fully FDIC-insured;

         (c) Direct obligations of the United States of America in the form of United States Treasury obligations or any governmental agency or instrumentality whose obligations constitute full faith and credit obligations of the United States of America and which are regularly traded on a public market or exchange;

         (d) Commercial paper rated P-1 by Moody's Investors Services, Inc. or A-1 by Standard & Poor's Corporation, a division of McGraw Hill, Inc.;

         (e) Bonds and other fixed income instruments (including tax-exempt bonds) from companies or public entities rated investment grade by one of the rating agencies described in (d), and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments, either owned directly by Borrower or managed on Borrower's behalf by (i) any nationally recognized investment advisor or (ii) any investment advisor who or which has assets under management in excess of $250,000,000;

         (f) Eligible Stocks (defined below), either owned directly by Borrower or managed on Borrower's behalf by (i) any nationally recognized investment advisor or (ii) any investment advisor who or which has assets under management in excess of $250,000,000; and

         (g) Mutual funds or money market funds that invest substantially all of their assets in instruments described above in (a), (b), (c), (d), (e) and/or
(f) of this Section and which are quoted in either the Wall Street Journal or Barron's."

"Eligible Stocks" shall include any common or preferred stock which is traded on a U.S. national stock exchange or included in the National Market tier of NASDAQ and which (x) is issued by a company with a market capitalization, as of the close of the most recent trading day, of at least $500,000,000, (y) has, as of the close of the most recent trading day, a per share price of at least $15, and
(z) is not subject to any restriction or limitation by applicable laws or agreements governing the sale, transfer or other disposition thereof in the public market.

8.  DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and, except as otherwise provided in this Article 8, without prior notice. If an event of default occurs under the paragraph entitled "Voluntary Bankruptcy, Etc." or "Involuntary Bankruptcy, Etc." below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.


8.2 FALSE INFORMATION. Any representation or warranty in this Agreement or in any written statement, report, financial statement or certificate made or delivered to the Bank by the Borrower, or by any officer, employee or authorized agent of the Borrower, or any oral statement made to the Bank by a senior financial officer of Borrower, shall be untrue or incorrect in any material respect, as of the date when made or reaffirmed.


8.3 VOLUNTARY BANKRUPTCY, ETC. The Borrower files a petition seeking relief under any applicable bankruptcy laws, consents to the filing of any such petition, to the institution of proceedings thereunder or to the appointment of a custodian, receiver, liquidator, bankruptcy trustee or similar official of the Borrower or any substantial part of its properties or make a general assignment for the benefit of its creditors.

8.4 INVOLUNTARY BANKRUPTCY, ETC. A decree or order by a court having proper jurisdiction (a) for involuntary relief in respect of the Borrower under any applicable bankruptcy law, (b) appointing a custodian, receiver, liquidator, bankruptcy trustee or similar official of the Borrower or any substantial part of its properties or (c) ordering the winding up or liquidation of the affairs or the Borrower shall be entered.

8.5 LAWSUITS. Any lawsuit or lawsuits filed on behalf of one or more trade creditors against the Borrower which have reasonable likelihood to result in damages in an aggregate amount of Ten Million ($10,000,000) or more in excess of any insurance coverage which have reasonable likelihood to result in damages.

8.6 JUDGMENTS. Any final judgments or arbitration awards for the payment of money are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Ten Million Dollars ($10,000,000) or more in excess of any insurance coverage, and the same are not vacated, stayed, bonded, paid or discharged for a period of twenty (20) days after entry thereof; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during such period.

8.7 GOVERNMENT ACTION. Any government authority takes action with respect to the Borrower that the Bank reasonably believes materially adversely affects the Borrower's financial condition or ability to repay any amounts due under this Agreement, and the Bank has given the Borrower at least ten (10) days notice thereof; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during such notice period.

8.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit since the date of the financial statements referred to in Section 6.6 hereof and the Bank has given the Borrower at least ten (10) days notice thereof; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during such notice period.

8.9 CROSS-DEFAULT. Any default occurs, and continues beyond any applicable contractual grace period, in connection with any loan or line of credit involving indebtedness for borrowed money that the Borrower or any other entity constituting part of the Borrower's consolidated group has obtained from anyone else, or which the Borrower or any other entity constituting part of the Borrower's consolidated group has guaranteed if the default under such guaranteed indebtedness consists of failing to make a payment when due (and continues beyond any applicable grace period therefor) or gives the other lender the right to accelerate the obligation.

8.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, mortgage, deed of trust, or other document required by this Agreement is violated in any material respect or no longer in effect.

8.11 OTHER BANK AGREEMENTS. The Borrower fails in any material respect to meet the conditions of, or fails to perform any material obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank, or demand is made by the Bank or any affiliate of the Bank and not satisfied by the Borrower within twenty (20) days after such demand on any material obligation owing to the Bank or such affiliate under any other agreement the Borrower has with the Bank or any affiliate of the Bank; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during such cure period.

8.12 ERISA PLANS. The occurrence of any one or more of the following events with respect to a Plan subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, would be reasonably likely to have a material adverse effect on the financial condition of the Borrower:

         (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

         (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

8.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails in any material respect to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article 8, and the same shall remain unremedied for a period of twenty (20) days; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during such cure period. This includes any failure in any material respect by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

9.2 ILLINOIS LAW. THIS AGREEMENT IS GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees agree to treat all financial information exchanged as confidential.

9.4 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.5 ADMINISTRATION COSTS. The Borrower will pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

9.6 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.7 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

         (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

         (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

         (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.8 INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit; provided, however, that the Borrower shall not be liable for such indemnification and hold harmless to the extent that any such loss, liability, damages, judgments or costs result from the Bank's gross negligence or willful misconduct; and provided further, that nothing in this Section 9.8 shall obligate the Borrower to indemnify the Bank or hold it harmless (i) against any taxes payable in respect of any income earned by the Bank as a result of its having entered into this Agreement or any related agreements, instruments or documents or extended credit hereunder or
(ii) in respect to any violations resulting from any such entry or credit extension by the Bank of any applicable banking, credit, usury or similar laws. This indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.9 NOTICES. All notices required under this Agreement will be in writing and will be transmitted by personal delivery, first class mail, overnight courier, or facsimile to the addresses or facsimile numbers on the signature page of this Agreement, or to such other addresses or facsimile numbers as the Bank and the Borrower may specify from time to time in writing.

9.10 HEADINGS. Article and paragraph headings are for reference only and do not affect the interpretation or meaning of any provisions of this Agreement.

9.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, will be deemed an original but all such counterparts will constitute but one and the same agreement.

9.12 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes that certain Business Loan Agreement entered into as of March 31, 2000 between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

9.13 CONSENT TO JURISDICTION. To induce the Bank to accept this Agreement, the Borrower irrevocably agrees that, subject to the Bank's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN CHICAGO, ILLINOIS. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN CHICAGO, ILLINOIS, WAIVES PERSONAL SERVICE OF PROCESS UPON THE BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

9.14 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.










                            [signature page follows]
This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA, N.A.                                eLOYALTY CORPORATION



By:                                                           By:
   -----------------------------------------                     -----------------------------------------
Title:                                                        Title:
      --------------------------------------                        --------------------------------------


Address and facsimile number                                  Address and facsimile number
where notices to the Bank are                                 where notices to the Borrower
to be sent:                                                   are to be to be sent:

231 South LaSalle Street                                      150 Field Drive
Chicago, Illinois 60697                                       Suite 250
Attention: Upper MW Strategies II                             Lake Forest, Illinois 60045
                                                              Attention: Senior Vice President and CFO
FAX:  (312) 974-2109                                          FAX:  (847) 582-7002

                                                              Copy to:
                                                              Vice President and General Counsel at address listed
                                                              above
